AMENDED AND RESTATED EMPLOYMENT AGREEMENT
DATED DECEMBER 24, 2014

This Amended and Restated Employment Agreement dated December 24, 2014 (''Agreement") is made by and between PICO Holdings, Inc., a diversified holding company formed under the laws of the state of California ("Company"), and John R. Hart ("Employee"). This Agreement shall take effect on December 24, 2014 (the “Effective Date”) and as of the Effective Date shall supersede and replace in its entirety the Amended and Restated Employment Agreement between the Company and Employee dated October 12, 2011.

Agreement

In consideration of the foregoing, and of their mutual promises contained herein, the parties agree and intend to be legally bound as follows:

1.Employment and Term. The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment, on the terms and conditions set forth herein, for a period commencing on the Effective Date and ending December 31, 2017 (the "Term").

2.Duties. Employee is engaged in the position of President and Chief Executive Officer. Employee shall perform faithfully and diligently the duties customarily performed by persons in the position for which Employee is engaged.

3.Compensation.

(a)Base Salary. As compensation for the performance of the duties hereunder, Company shall continue to pay to Employee an annualized Base Salary of $2,113,000 for the remainder of calendar year 2014. Effective commencing January 1, 2015, the Company shall pay to Employee an annual Base Salary of $2,176,390.

(b)Cost of Living Adjustments. On January 1, 2016, the Base Salary shall be increased by the same percentage as the average percentage increase applicable to the Company's other staff members, in an amount deemed adequate to provide for cost of living, subject to Compensation Committee approval. The same adjustment methodology shall be applied to the resulting Base Salary effective on January 1, 2017.

(c)Incentive Award. In addition, Employee shall be eligible to receive an Incentive Award for each fiscal year during the Term based on the percentage growth of the Company's book value per share if, during the applicable fiscal year ("Applicable Year"), the percentage growth in the Company's book value per share is above a pre-determined threshold. The threshold percentage is 80% of the S&P 500 annualized total return for the five years ending on December 31 of the Applicable Year ("Applicable Threshold"). If the percentage increase in book value per share on December 31 of the Applicable Year exceeds the Applicable Threshold, the amount of Incentive Award shall be equal to 7.5% of the dollar increase in the Company's book value per share, multiplied by the number of shares of Company stock outstanding at the beginning (January 1) of the Applicable Year. The Incentive Award, if any, shall be paid in cash, less applicable tax withholdings, and subject to Section 18, below, within 2-1/2 months after the end of the Applicable Year.

(i)If the Company terminates Employee's employment other than for Cause (as defined below), or if Employee resigns for Good Reason (as defined below), or Employee's employment ends due to Employee's Death or Permanent and Total Disability (as defined below), occurring in any such case, on or prior to December 31 of the Applicable Year, the Company shall pay a prorated Incentive Award to Employee for such Applicable Year, based upon the amount, if any, earned for the Applicable Year in accordance with the foregoing paragraph and based on the number of calendar months in which Employee performed any work during the Applicable Year. Such prorated Incentive Award, if any, shall be paid in cash, less applicable tax withholdings and shall occur in the normal course after the Company's financial statements for the Applicable Year have been finalized, subject to Section 18, below, within 2-1/2 months after the end of the Applicable Year.

(ii)If Employee voluntarily terminates employment, other than by allowing the Term to expire, or other than for Good Reason, on or prior to December 31 of the Applicable Year, Employee shall not be entitled to payment of any Incentive Award for that Applicable Year, unless otherwise specified by the Board of Directors.

(d)Employee Benefits.

(i)Employee shall be entitled to the standard employee benefit package made available to other full time employees of the Company, subject to the terms, conditions and restrictions stated in that package and the applicable benefit plan documents. Notwithstanding the preceding sentence, the termination payments available under this Agreement shall be in lieu of any standard severance benefits payable to Employee under the severance program available generally to employees of Company, if any. Company shall have the right, at any time, to prospectively amend, modify or eliminate employee benefits, which changes shall become effective immediately.

(ii)In the event of any conflict between the terms of this Agreement and the terms of the PICO Holdings, Inc. 2014 Equity Incentive Plan, the PICO Holdings, Inc. Notice of Grant of Restricted Stock Units or the terms of any equity or compensation plan, grant agreement, award agreement, deferred compensation agreement or arrangement, or any other plan, program, policy, agreement or document, Employee shall receive such compensation, benefits or remuneration that in Employee's sole discretion is more favorable to Employee. The Company covenants that any agreement evidencing equity interest entered into after the date of this Agreement shall incorporate by reference this Section 3(d)(ii).

(e)Equity Grants. Except as provided in Section 3(d)(ii), all Company equity awards previously granted to Employee shall continue in effect from and following the Effective Date in accordance with their existing terms. Employee may be eligible to receive additional grants of Company equity awards in the sole discretion and subject to the approval of the Board or the Compensation Committee thereof.

(f)Payments by Affiliates. All compensation, fees or other remuneration payable to Employee by any affiliate of the Company shall be waived or if paid, remitted to the Company.

4.Termination of Employment.

(a)Termination for Cause by Company. Company may terminate Employee's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as gross negligence or willful misconduct related to the business of the Company where such gross negligence or willful misconduct is materially and demonstrably injurious to the Company, or any willful acts or willful omissions that are materially and demonstrably injurious to the Company. In the event Employee's employment is terminated in accordance with this subsection, Employee shall be entitled to receive only Employee's Base Salary then in effect, prorated to the date of termination, all accrued and unused vacation, all vested benefits, vested equity interests (including stock units and stock appreciation rights), and vested deferred compensation (including stock units and stock appreciation rights), and all cash, wages, compensation, benefits or remuneration already awarded, provided or paid to Employee including but not limited to any such cash, wages, compensation, benefits or remuneration held in trust for the benefit of Employee. All other Company obligations to Employee pursuant to this Agreement will become automatically terminated and completely extinguished. Employee will not be entitled to receive the Severance Package described in subsection 4(b) below.

(b)Termination Other Than For Cause by Company or Termination by Employee for Good Reason. If Employee's services under this Agreement are terminated by the Company for any reason other than Cause, including termination in conjunction with a change in control of the Company, prior to December 31, 2017, or if Employee resigns for Good Reason (as defined below), then in addition to the benefits and remuneration in subsection 4(a) above, Employee shall be entitled to receive the following payments and benefits (the "Separation Package") and all other Company obligations to Employee will be automatically terminated and completely extinguished;

(i)an amount equal to the greater of (a) the Base Salary for the Term minus the amount previously paid to Employee under Section 3(a) of this Agreement from December 24, 2014 to the date of termination, or (b) an amount equal to two times (2x) the Base Salary in effect at the date of the termination; which amount (less applicable tax withholdings) shall be paid, subject to Section 18, in a lump sum on the sixtieth (60th) day following the date of Employee's termination of employment;

(ii)the amount, if any, determined under Section 3(c)(i) and payable at the time provided by such section;

(iii)upon termination of employment, all of Employee's unvested equity interest in the Company shall immediately vest; and

(iv)the Company shall have the obligation to continue to pay Employee's health benefits that exist and are paid for by the Company at the date of the termination of Employee's employment, until the Employee's death or until Employee accepts health coverage from another employer. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that at any point it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a single lump sum cash payment of $540,000.

(c)For the purpose of this Agreement, Employee's resignation shall be deemed to be for "Good Reason" if Employee resigns within two years following the first occurrence of any of the following conditions which remains in effect for thirty (30) days after written notice from Employee to the Board of Directors delivered within sixty (60) days following Employee's knowledge of the first occurrence of such condition: (i) a reduction in Employee's Base Salary; (ii) a material reduction in the health and welfare insurance, retirement or other benefits available to Employee as of the date of this Agreement (except for reductions in such benefits applicable to senior executive employees of the Company generally); (iii) the failure of the Company or any successor to honor any material terms of this Agreement; (iv) a material diminution in Employee's position, authority, duties or responsibilities, other than as provided in Section 5, below; or (v) the relocation or stated intent to relocate the Employee's principal office more than fifty (50) miles from La Jolla, California.

(d)Termination by Employee for Other Than Good Reason. Employee may resign for any reason at any time for other than Good Reason. In the event Employee resigns for other than Good Reason, he shall receive the benefits and remuneration as described in subsection 4(a) above.

(e)Expiration of Term. No later than one year prior to the expiration of the term of this Agreement, Company shall initiate negotiations with Employee regarding the extension of this Agreement. In the event that Company and Employee are unable to reach an agreement regarding such extension, Employee shall be entitled to receive the benefits and remuneration as described in subsection 4(a) above and the Separation Package set forth in subsection 4(b) above; such amounts being payable as if the expiration of the term of this Agreement is the date of termination.

5.Termination As A Result of Death or Disability of Employee. In the event Employee's employment ends as a result of death or Permanent and Total Disability prior to December 31, 2017, in addition to the benefits and remuneration as described in subsection 4(a) above and death or disability benefits under any life insurance or disability insurance policy, Employee or the person designated by Employee to receive death benefits hereunder, as applicable, shall be entitled to the Separation Package, described above, payable at the same times and subject to the same conditions as set forth in Section 4(b), including Section 18. If no person has been designated by Employee to receive death benefits hereunder, payment shall be made to Employee's surviving spouse (if any) or to Employee's estate if Employee is not married at the time of death. As used herein, the term Permanent and Total Disability shall mean Employee's inability to perform his job duties hereunder as a result of a physical or mental impairment for nine (9) consecutive months within a twelve (12) month period as determined by Employee's physician. For the duration of the period during which Employee is unable to perform his duties hereunder as a result of a physical or mental impairment, prior to termination of Employee's employment, the Company shall appoint an individual to fulfill such duties on an interim basis.

6.Non-Solicitation of Employees. Employee agrees that for a period of one (1) year following termination of employment, Employee will not solicit any officer or key employee of the Company or its subsidiaries or affiliates for the purpose of causing or inducing them to terminate their employment with the Company.

7.Golden Parachute Limitation. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Employee would receive pursuant to this Agreement or otherwise (collectively, the "Payments") would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code"), and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision (the "Excise Tax"), then the aggregate amount of the Payments shall be reduced, but only to the extent necessary so that no portion of the Payments (after reduction) are subject to the Excise Tax. Any reduction in the Payments required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Employee. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be canceled in the reverse order of the date of grant of Employee's equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

The professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and Employee shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and Employee as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final.

8.Co-Licensee. The Company acknowledges the employee is a co-licensee of the Parallax Trading Model and the Company agrees and acknowledges that Employee shall not be restricted or impaired in any way in enforcing his rights as a co-licensee of the Parallax Trading Model during or after the Term.

9.Other Agreements. Employee represents and warrants to the Company that there is no agreement between him and any other person, firm or corporation concerning the performance of services under this Agreement or which in any way might prevent Employee from performing or conflict with his obligations under this Agreement. Nothing shall be interpreted as precluding Employee from seeking or performing other employment or consulting work, as long as such services or work does not interfere with his duties or conflict with his obligations to the Company under this Agreement or as may be imposed by law.

10.Assignment. This Agreement may not be assigned by either party without the prior written consent of the other.

11.Waiver of Breach. Failure to insist upon strict compliance with any of the terms, promises or conditions of this Agreement shall not be deemed a waiver of such terms, promise or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power, unless specifically stated.

12.Severability. The invalidity or unenforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provision.

13.Modification. This Agreement cannot be amended, changed, modified, or discharged except by an agreement in writing signed by both the Company and Employee. In the event the Company determines that modifications may be necessary to facilitate compliance with the requirements of Internal Revenue Code Section 409A, the Company and Employee shall cooperate to adopt such modifications.

14.Governing Law. This Agreement and the performance of this Agreement shall be governed by the laws of the state of California.

15.Captions. The captions at the beginning of the several sections of this Agreement are not part of the context hereof but are only guides or labels to assist in locating and reading such sections. They should be given no effect in construing this Agreement.

16.Binding Effect. Except as otherwise herein expressly provided, this Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives, provided that the rights and obligations of Employee or the Company hereunder may not be delegated or assigned except as provided in Section 10 hereof. Employee acknowledges that he has had the opportunity to confer with independent legal counsel regarding this Agreement prior to Employee's execution hereof.

17.Entire Agreement. This Agreement, including the Employee Nondisclosure and Proprietary Rights Assignment Agreement which is incorporated herein, those documents expressly referred to herein, and those documents by which Employee is entitled to compensation, benefits or remuneration under this Agreement, contain the entire agreement of the parties with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or written, between the parties, not embodied herein shall have any force or effect.

18.Compliance with Code Section 409A.

(a)The Company intends that income provided to the Employee pursuant to this Agreement will not be subject to taxation under Section 409A of the Code and the Treasury Regulations thereunder (collectively, "Section 409A"). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to the Employee pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Employee, the Company shall not be responsible for the payment of any applicable taxes, penalties, interest, costs, fees, including attorney's fees, or other liability incurred by Employee in connection with compensation paid or provided to the Employee pursuant to this Agreement.

(b)Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Employee's termination of employment with the Company which constitutes a "deferral of compensation" within the meaning of Section 409A shall be paid unless and until the Employee has incurred a "separation from service" within the meaning of Section 409A. Furthermore, if the Employee is a "specified employee" within the meaning of Section 409A as of the date of the Employee's separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Employee's separation from service shall be paid to the Employee before the date (the "Delayed Payment Date") which is the first business day of the seventh month after the date of the Employee's separation from service or, if earlier, the date of the Employee's death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated, held in trust, and paid on the Delayed Payment Date. If a tax liability is created, the company will withhold and pay any tax owed and the net of tax amount will be held in trust.

(c)It is the intent of the Company and the Employee that any right of the Employee to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

19.Indemnification. In addition to the Company's obligation to indemnify Employee as required by law or the Company's internal documents, the Company shall indemnify Employee from and against all losses, damages, expenses, judgments, costs, or fees arising out of or related to Employee's acts or omissions during the Term, other than acts which led to the termination of Employee's employment for Cause pursuant to subsection 4(a) above and where Employee is not entitled to indemnification for such acts under applicable law.

20.Legal Fees and Expenses. In the event either party hereto institutes any legal proceeding or arbitration for the enforcement or interpretation of this Agreement or because of any alleged dispute, breach, default or misrepresentation in connection with or arising out of the provisions of this Agreement, the prevailing party shall be entitled to receive such party's reasonable attorneys' fees and costs incurred in such proceeding in addition to any other relief to which such party may be entitled.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first written above.

PICO HOLDINGS, INC.

/s/ Carlos C. Campbell

Name:     Carlos C. Campbell

Title: Chairman Compensation Committee

EMPLOYEE

/s/ John R. Hart
John R. Hart